Exhibit 99 1201 S. Second Street Milwaukee, WI 53204 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Kirk Larsen Investor Relations Rockwell Automation 414-382-2298

Rockwell Automation Reports Third Quarter Results

o	Diluted EPS from continuing operations of $1.07 per share

o	Revenue growth of 9 percent in the quarter

o	International sales growth of 13 percent, excluding currency

o	Segment operating earnings growth of 21 percent

o	Return on invested capital increased by nearly 3 points to 24 percent

o	Company raising full year revenue and EPS guidance

MILWAUKEE (July 25, 2007) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2007 third quarter net income of $164.2 million ($1.05 per share) compared to net income of $149.0 million ($0.83 per share) in the third quarter of 2006. Income from continuing operations for the third quarter of 2007 was $167.5 million ($1.07 per share) compared to $123.4 million ($0.69 per share) in the same quarter in 2006.

Sales in the quarter were $1,280.6 million, up 9 percent compared to $1,171.7 million in 2006. The effect of currency translation added 2 percentage points to the growth rate. Sales in the U.S. increased 2 percent compared to the third quarter of 2006. International sales increased 13 percent, excluding the effect of currency translation, with continued strength in Europe and Latin America, and improved performance in Asia Pacific and Canada. From an end market perspective, sales growth in consumer industries outpaced the growth in resource-based industries.

Segment operating earnings were $262.3 million, up 21 percent compared to $216.1 million in 2006. Segment operating margin of 20.5 percent was 2.1 points higher than the third quarter of 2006.

Third quarter 2007 free cash flow from continuing operations, excluding tax payments related to the Power Systems sale, was $183.5 million, versus $138.1 million in the third quarter of 2006. Return on invested capital expanded 2.6 percentage points to 23.7 percent.

Free cash flow and return on invested capital are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “This quarter played out very much as we anticipated. Our entire organization executed extremely well this quarter and delivered the results we expect from our powerful business model. Revenue was in line with our expectations across all regions and earnings were better than anticipated. We were pleased to achieve simultaneous growth and productivity.”

Outlook

Commenting on the outlook, Nosbusch said, “Our current outlook anticipates a gradually expanding global industrial economy across most end markets through the remainder of this year and into fiscal 2008. We remain intensely focused on generating above-market organic revenue growth. We are diversifying our revenue base by driving more growth from consumer industries, emerging economies and the continued adoption of our Integrated Architecture™. I am confident we will close out a very successful 2007 and carry that momentum into 2008.”

The company is increasing its full year 2007 guidance to reflect both the performance in the third quarter and the effect of the recent ICS Triplex acquisition. The company is raising its revenue growth guidance to approximately 10 percent, which represents the high end of the prior guidance of 8 to 9 percent and an additional 1 percentage point due to the acquisition. The company now expects full year diluted earnings per share from continuing operations excluding special charges to be between $3.65 and $3.70 per share. Previous guidance was $3.55 to $3.65 per share.

Following is a discussion of third quarter results for each of the segments.

Architecture & Software

The Architecture & Software segment contains all elements of the company’s integrated control and information architecture capable of connecting the customer’s entire manufacturing enterprise.

Architecture & Software third quarter sales were $582.5 million, an increase of 11 percent compared to $525.4 million in the third quarter of 2006. Our Logix platform business grew by 15 percent in the quarter, led by strength in process applications and the CompactLogix product offering. Segment operating earnings were $164.7 million compared to $133.6 million in the third quarter of 2006. Profitability benefited from volume, productivity efforts, and price, partially offset by inflation. Architecture & Software segment operating margin was 28.3 percent in the third quarter of 2007 compared to 25.4 percent in 2006.

Control Products & Solutions

The Control Products & Solutions segment combines a comprehensive portfolio of intelligent motor control and industrial control products, along with the customer support and application knowledge necessary to implement and maintain an automation solution on the plant floor.

Control Products & Solutions third quarter sales were $698.1 million, an increase of 8 percent compared to sales of $646.3 million in the 2006 third quarter. Segment operating earnings were $97.6 million compared to $82.5 million in the third quarter of 2006. Profitability benefited from volume, productivity efforts, and price, partially offset by inflation and revenue mix. Control Products & Solutions segment operating margin was 14.0 percent in the third quarter of 2007 compared to 12.8 percent in 2006.

General Corporate – Net

Third quarter general corporate expenses were $17.6 million compared to $21.2 million in the 2006 third quarter. The decrease is primarily due to interest income on the remaining proceeds from the Power Systems sale.

Income Taxes

The continuing operations effective tax rate for the third quarter of 2007 was 26.2 percent compared to 30.7 percent in the third quarter of 2006. The tax rate in the third quarter of 2007 was lower due to global earnings mix and the resolution of certain state tax matters. The company still expects the full year effective tax rate for continuing operations to be 28 to 29 percent.

Discontinued Operations

Income from discontinued operations in the third quarter of 2007 primarily relates to an after-tax charge of $2.6 million for legal matters related to a legacy business. Income from discontinued operations in the third quarter of 2006 represents the results of operations of our former Power Systems business.

Share Repurchase

During the quarter the company repurchased 6.2 million shares at a cost of $382.7 million. The company had $284.1 million available at June 30, 2007 under its existing $1.0 billion share repurchase authorization.

Conference Call

A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on July 25. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

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o	successful development of advanced technologies and demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials;

o	successful execution of our cost productivity and globalization initiatives;

o	our ability to execute strategic actions, including acquisitions and integration of acquired businesses; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help manufacturers achieve a competitive advantage for their businesses. The company brings together leading global brands in industrial automation that include Allen-Bradley® controls and services and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 19,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Sales
Architecture & Software	$582.5	$525.4	$1,651.8	$1,532.6
Control Products & Solutions	698.1	646.3	1,981.6	1,829.8

Total sales	$1,280.6	$1,171.7	$3,633.4	$3,362.4

Segment Operating Earnings
Architecture & Software	$164.7	$133.6	$442.4	$407.2
Control Products & Solutions	97.6	82.5	267.1	238.7

Total segment operating earnings	262.3	216.1	709.5	645.9

Purchase accounting depreciation and amortization	(3.8)	(3.0)	(9.5)	(8.8)
General corporate - net	(17.6)	(21.2)	(50.6)	(67.5)
Special charges	–	–	(43.5)	–
Interest expense	(13.8)	(13.8)	(48.5)	(40.9)

Income from continuing operations before income taxes	227.1	178.1	557.4	528.7
Income tax provision	(59.6)	(54.7)	(151.9)	(156.2)

Income from continuing operations	167.5	123.4	405.5	372.5
Income from discontinued operations	(3.3)	25.6	917.1	68.7

Net income	$164.2	$149.0	$1,322.6	$441.2

Diluted Earnings Per Share
Continuing operations	$1.07	$0.69	$2.47	$2.06
Discontinued operations	(0.02)	0.14	5.60	0.38

Net Income	$1.05	$0.83	$8.07	$2.44

Average Diluted Shares	156.5	179.8	163.9	180.9

Page 7 ROCKWELL AUTOMATION, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Sales	$1,280.6	$1,171.7	$3,633.4	$3,362.4
Cost of sales (1)	(729.5)	(685.2)	(2,110.2)	(1,950.7)

Gross profit	551.1	486.5	1,523.2	1,411.7

Selling, general and administrative expenses (1)	(319.7)	(295.1)	(938.4)	(850.3)
Other income	9.5	0.5	21.1	8.2
Interest expense	(13.8)	(13.8)	(48.5)	(40.9)

Income from continuing operations before income taxes	227.1	178.1	557.4	528.7
Income tax provision	(59.6)	(54.7)	(151.9)	(156.2)

Income from continuing operations	167.5	123.4	405.5	372.5

Income from discontinued operations
Income from discontinued operating activities of Power Systems	–	25.6	42.3	73.4
Gain on sale of Power Systems	(0.7)	–	866.5	–
Other	(2.6)	–	8.3	(4.7)

Income from discontinued operations	(3.3)	25.6	917.1	68.7

Net income	$164.2	$149.0	$1,322.6	$441.2

 (1)  Nine months ended June 30, 2007 includes special charges of $21.8 million in Cost of sales and $21.7 million in Selling, general, and administrative expenses.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2007	September 30, 2006
Assets
Cash and cash equivalents	$794.3	$408.1
Receivables	882.9	743.6
Inventories	472.3	411.5
Property, net	480.7	468.5
Goodwill and intangibles	867.9	819.9
Other assets	1,088.8	980.2
Assets available for sale	–	903.6

Total	$4,586.9	$4,735.4

Liabilities and Shareowners' Equity
Short-term debt	$396.2	$219.0
Accounts payable	386.3	395.7
Long-term debt	409.0	748.2
Other liabilities	1,430.0	1,201.3
Liabilities associated with assets available for sale	–	253.0
Shareowners' equity	1,965.4	1,918.2

Total	$4,586.9	$4,735.4

Page 9 ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)
	Nine Months Ended June 30,
	2007	2006
Continuing Operations:

Operating Activities:
Income from continuing operations	$405.5	$372.5
Depreciation and amortization	86.1	88.9
Retirement benefits expense	44.7	66.6
Pension trust contributions	(26.0)	(466.5)
Receivables/inventories/payables	(133.1)	(75.0)
Other	(113.0)	78.4

Cash provided by operating activities	264.2	64.9

Investing Activities:
Capital expenditures	(82.1)	(77.9)
Acquisition of businesses	(44.6)	(39.5)
Proceeds from sale of property and business	1,744.6	113.4
Other investing activities	(3.2)	(6.4)

Cash provided by (used for) investing activities	1,614.7	(10.4)

Financing Activities:
Net (repayment) issuance of short-term debt	(170.0)	152.1
Cash dividends	(140.8)	(120.1)
Purchases of treasury stock	(1,263.8)	(424.4)
Proceeds from the exercise of stock options	51.8	56.7
Excess income tax benefit from the exercise of stock options	21.4	45.9
Other financing activities	(0.4)	(0.5)

Cash used for financing activities	(1,501.8)	(290.3)

Effect of exchange rate changes on cash	18.3	(3.2)

Cash provided by (used for) continuing operations	395.4	(239.0)
Discontinued Operations:
Cash (used for) provided by discontinued operations	(9.2)	115.4

Increase (decrease) in cash and cash equivalents	$386.2	$(123.6)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report the excess income tax benefit from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

Our definition of free cash flow excludes the operating cash flows and capital expenditures related to our discontinued operations. Operating, investing and financing cash flows of our discontinued operations are presented separately in our statement of cash flows. Cash flows from the operating activities of our discontinued operations are reported in our statement of cash flows net of their separately calculated income tax effects. U.S. Federal and state taxes paid in the third quarter of 2007 that are directly attributable to the gain on sale of the principal businesses of our former Power Systems operating segment have been excluded from free cash flow to present free cash flow that is representative of the performance of our continuing businesses.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007
Cash (used for) provided by continuing
operating activities	(221.8)	127.6	159.1	248.4	98.2	108.2	57.8
Capital expenditures of continuing operations	(22.7)	(26.6)	(28.6)	(44.4)	(29.2)	(24.0)	(28.9)
Tax payments related to the gain on divestiture
of Power Systems	–	–	–	–	–	–	142.2
Excess income tax benefit from the exercise
of stock options	11.3	27.0	7.6	1.5	4.7	4.3	12.4

Free cash flow	$(233.2)	$128.0	$138.1	$205.5	$73.7	$88.5	$183.5

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the three and nine months ended June 30, 2007 compared to sales for the three and nine months ended June 30, 2006:

	Three Months Ended June 30,				Nine Months Ended June 30,
	2007			2006	2007			2006
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States	$691.5	$(0.8)	$690.7	$676.1	$1,977.1	$(1.1)	$1,976.0	$1,946.1
Canada	87.9	(1.9)	86.0	80.3	244.7	(3.5)	241.2	244.4
Europe, Middle East, Africa	264.7	(15.3)	249.4	217.2	762.0	(48.9)	713.1	601.9
Asia-Pacific	151.3	(7.9)	143.4	131.8	420.7	(17.1)	403.6	381.7
Latin America	85.2	(4.2)	81.0	66.3	228.9	(4.9)	224.0	188.3

Total	$1,280.6	$(30.1)	$1,250.5	$1,171.7	$3,633.4	$(75.5)	$3,557.9	$3,362.4

The following table summarizes reported sales to sales excluding the effect of changes in currency exchange rates for our reporting segments for the three and nine months ended June 30, 2007 compared to sales for the three and nine months ended June 30, 2006:

	Three Months Ended June 30,				Nine Months Ended June 30,
	2007			2006	2007			2006
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
Architecture & Software	$582.5	$(15.0)	$567.5	$525.4	$1,651.8	$(39.1)	$1,612.7	$1,532.6
Control Products & Solutions	698.1	(15.1)	683.0	646.3	1,981.6	(36.4)	1,945.2	1,829.8

Total	$1,280.6	$(30.1)	$1,250.5	$1,171.7	$3,633.4	$(75.5)	$3,557.9	$3,362.4

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change and income from Power Systems discontinued operating activities, before non-operating gains or loses, special charges, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the effective tax rate for the period.

ROIC is calculated as follows:
	Twelve Months Ended June 30,
	2007	2006
(a) Return
Income from continuing operations before cumulative effect
of accounting change	$562.3	$483.2
Income from Power Systems discontinued operating activities	68.8	87.6
Interest expense	65.0	54.0
Income tax provision	242.0	259.1
Purchase accounting depreciation and amortization	12.7	12.7
Special charges	43.5	–
Gain on sale of investment	(19.9)	–

Return	974.4	896.6

(b) Average Invested Capital
Short-term debt	330.1	71.7
Long-term debt	612.1	747.6
Shareowners' equity	1,938.6	1,686.6
Impairments of goodwill and intangibles	64.8	108.0
Accumulated amortization of goodwill and intangibles	650.5	675.8
Cash and cash equivalents	(621.7)	(364.1)

Average invested capital	2,974.4	2,925.6

(c) Effective Tax Rate
Income tax provision	242.0	259.1
Income from continuing operations and discontinued operating activities before income taxes and cumulative effect
of accounting change	$873.1	$829.9

Effective tax rate	27.7%	31.2%

(a) / (b) * (1-c) Return On Invested Capital	23.7%	21.1%

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